Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

GALAXY NEXT GENERATION, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, pursuant to Public Offering Prospectus	457(c)	100,000,000 shares	$0.0005(2)	$50,000	$0.00011020	$5.60

	Total Offering Amounts					$50,000		$5.60

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$5.60

(1)

All of the shares of common stock offered hereby are for the account of the Selling Stockholder named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee, which is calculated based on the closing sale price of the Registrant’s common stock on June 22, 2023.

(3)	The proposed maximum aggregate offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such common stock.